Exhibit 99.4
Execution Copy
PURCHASE AGREEMENT
by and among
the Buyers named on Schedule A,
and
and Wood River Partners Offshore, Ltd.,
as Seller
Dated as of December 21, 2007

i

ii

PURCHASE AGREEMENT
     This Purchase Agreement (this “Agreement”) is made as of December 21, 2007 by and among the entities named on Schedule A under the caption “Buyers”, and Wood River Partners Offshore, Ltd., a Cayman corporation ( “Seller”). Each of the entities listed on Schedule A is individually a “Buyer” and, collectively, “Buyers”.
RECITALS
     The United States District Court for the Southern District of New York (the “District Court”) entered orders (the “District Court Orders”) appointing Arthur J. Steinberg, Esq. of Kaye Scholer LLP (the “Receiver”) as the receiver for, among others, Seller and authorizing the Receiver to take such actions and exercise such powers as set forth in the District Court Orders.
     Seller desires to sell 1,600,000 shares of common stock (the “Shares”) of Endwave Corporation, a Delaware corporation (“Endwave”), subject to the terms and conditions of this Agreement.
     Buyers desire to purchase the Shares, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:
     “Accredited Investor” — as defined in Rule 501 promulgated under the Securities Act.
     “Affiliate” — with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such first mentioned Person. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or in another fiduciary capacity, by contract, or otherwise; the terms “controlling,” “controlled by” and “under common control with” shall have meanings corollary to “control.”
     “Agreement” — as defined in the Preamble.
     “Approval Order” — as defined in Section 6.4, and shall be in a form reasonably acceptable to the Receiver.

     “Buyer” and “Buyers” — as defined in the Preamble.
     “Buyer Closing Documents” — as defined in Section 4.2(a).
     “Closing” — the closing of the Contemplated Transactions.
     “Closing Date” as defined in Section 2.3.
     “Consent” — any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).
     “Contemplated Transactions” — all of the transactions contemplated by this Agreement, including, without limitation:
(i)	Seller’s sale of the Shares to Buyers;

(ii)	Buyers’ purchase and acquisition of the Shares from Seller pursuant to this Agreement; and

(iii)	the performance by the Buyers and Seller of their respective covenants and obligations under this Agreement.
     “District Court” — as defined in the Recitals.
     “District Court Orders” — as defined in the Recitals.
     “Encumbrance” — any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Endwave” — as defined in the Recitals.
     “Endwave Consent” — as defined in Section 6.4.
     “Governmental Authorization” — any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” — any federal, state, local, municipal, foreign or other government; governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature.
     “Legal Requirement” — any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Body.

     “Order” — any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.
     “Organizational Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or instrument relating to the rights of preferred shareholders of such corporation and any shareholders agreement; (b) for any partnership, the partnership agreement and, if applicable, any certificate of limited partnership; (c) for any limited liability company, the operating agreement and articles or certificate of formation; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.
     “Outside Date” — as defined in Section 9.1(b).
     “Person” — any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, trust company, association, organization, labor union or other entity or Governmental Body.
     “Proceeding” — any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase Price” — as defined in Section 2.2.
     “Receiver” — as defined in the Recitals.
     “Representative” — with respect to a particular Person, any director, officer or employee of such Person, including such Person’s legal counsel, and with respect to the Receiver, any and all of the foregoing and the Receiver’s advisors and other representatives including, without limitation, the Receiver’s legal counsel and financial advisors.
     “Registration Rights Agreement” — as defined in Section 6.4.
     “Registration Statement” — the registration statement on Form S-3 filed by Endwave with and declared effective by the Securities and Exchange Commission (Registration No. 333-149054), as amended from time to time, relating to the Shares and other shares of common stock of Endwave.
     “Securities Act” — the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to the Securities Act of 1933 or any successor law.
     “Seller” — as defined in the Preamble.
     “Seller Closing Documents” — as defined in Section 3.1(b).
     “Shares” — as defined in the Recitals.
     “Wood River Offshore” — as defined in the Recitals.

ARTICLE II
SALE AND TRANSFER OF SHARES; CLOSING
     Section 2.1 Shares. On the Closing Date and subject to and upon satisfaction of the terms and conditions of this Agreement, (i) Seller agrees to sell to each Buyer named on Schedule A hereto the number of Shares set forth opposite such Buyer’s name on Schedule A hereto and (ii) each Buyer agrees to purchase under this Agreement the number of Shares set forth opposite each such Buyer’s name on Schedule A hereto.
     Section 2.2 Purchase Price. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Shares, at the Closing, each Buyer shall pay to Seller an amount equal to the product of (x) $6.83 and (y) the number of Shares set forth opposite such Buyer’s name on Schedule A in cash in US dollars (the “Purchase Price”). The Purchase Price shall be paid by Buyers to Seller by wire transfer of immediately available funds to the account(s) specified in writing by the Receiver to Buyers.
     Section 2.3 Closing. Subject to and upon satisfaction of the terms and conditions of this Agreement, the Closing will take place at the offices of the Receiver’s counsel, Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, at 10:00 a.m. (local time) on the business day following the satisfaction of the conditions precedent set forth in Articles VII and VIII (other than those by their nature will be satisfied at the Closing). The date on which the Closing occurs is called the “Closing Date”. The parties acknowledge that time is of the essence and that they desire to cause the Closing to occur on or before the Outside Date. Subject to the provisions of Article IX, failure to consummate the Closing on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
     Section 2.4 Closing Obligations. At the Closing:
     (a) Seller will deliver to each Buyer named on Schedule A hereto the number of Shares set forth opposite each such Buyer’s name on Schedule A hereto by book-entry.
     (b) Each Buyer will deliver to Seller the Purchase Price in cash in accordance with Section 2.2.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF RECEIVER
     The Receiver represents and warrants to Buyers on the date hereof and on the Closing Date as follows:
     Section 3.1 Authority.
     (a) Subject to the receipt of the Approval Order and the Endwave Consent, the Receiver has the full right, power and authority, on behalf of Seller, to (i) execute and deliver this Agreement and each of the other agreements, instruments or documents to be delivered pursuant to or in connection with this Agreement to which Seller is or will be a party (the “Seller Closing Documents”) and (ii), transfer, convey and sell to Buyers the Shares.
     (b) Subject to the receipt of the Approval Order and the Endwave Consent, the Receiver has the power and authority to enter into this Agreement and the Seller Closing Documents on behalf of Seller. Subject to the receipt of the Approval Order and the Endwave Consent, this Agreement has been, and each Seller Closing Document will be, duly executed by the Receiver on behalf of Seller. Subject to the receipt of the Approval Order, this Agreement constitutes, and the Seller Closing Documents will constitute, the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms. The execution and delivery by the Receiver on behalf of Seller of this Agreement and the Seller Closing Documents, and the consummation by Seller of the Contemplated Transactions, will not, directly or indirectly, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any Legal Requirement applicable to Seller or (b) violate any Order of any Governmental Body applicable to Seller or the Receiver, acting in such capacity, subject in each case to the receipt of the Approval Order and the Endwave Consent..
     Section 3.2 Right to Sell. Subject to the receipt of the Approval Order and the Endwave Consent, the Seller has the right to dispose of the Shares pursuant to this Agreement, free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, shareholder agreements, voting trusts, encumbrances or rights or restrictions of any nature.
     Section 3.3 Exclusivity of Representations. The representations and warranties made by the Receiver in this Agreement are the exclusive representations and warranties made by the Receiver. The Receiver and Seller hereby expressly disclaim any other express or implied representations or warranties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYERS
     Each Buyer represents and warrants and covenants to Seller and the Receiver on each of the date hereof and on the Closing Date as follows:
     Section 4.1 Organization and Good Standing. Each Buyer is duly formed or organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation.
     Section 4.2 Authority; No Conflict; Consents.
     (a) Each Buyer has all requisite power and authority to enter into this Agreement and the Buyer Closing Documents (as defined below). This Agreement has been, and each Buyer Closing Document will be, duly authorized (at the time of execution) by all necessary action on the part of each Buyer. This Agreement has been, and each Buyer Closing Document will be (at the time of its respective execution), duly executed by each Buyer. This Agreement constitutes, and all other agreements, instruments or documents to be delivered pursuant to or in connection with this Agreement to which any Buyer is a party (collectively, the “Buyer Closing Documents”) will constitute, the legal, valid and binding obligations of each Buyer, enforceable against each Buyer in accordance with their respective terms. Neither the execution, delivery and performance of this Agreement nor the consummation of the Contemplated Transactions by each Buyer will, directly or indirectly (with or without notice or lapse of time): (i) violate or conflict with any provision of the Organizational Documents of any Buyer; (ii) violate any Order of any Governmental Body applicable to any Buyer; (iii) violate the provisions of any Legal Requirements applicable to any Buyer or (iv) violate any agreement, contract or other obligation of any Buyer.
     (b) Except as set forth herein, no Buyer is required to obtain any Consent from any Person or Governmental Body in connection with the execution and delivery of this Agreement or the Buyer Closing Documents or the consummation or performance of any of the Contemplated Transactions.
     Section 4.3 Investment Intent.
     (a) Each Buyer acknowledges that the Shares cannot be resold without registration or an exemption from registration under the Securities Act and applicable state securities laws.
     (b) Each Buyer represents that it is an Accredited Investor.
     (c) Each Buyer has sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of ownership of the Shares and has carefully evaluated the same. Each Buyer has fully evaluated all risks associated with the purchase and ownership of the Shares and is able and willing to bear the economic risks of the purchase and ownership of the Shares indefinitely.
     Section 4.4 Solvency; Certain Proceedings. Each Buyer is solvent and able to pay its debts as they become due on the date of this Agreement and shall be solvent and able to pay its debts as they become due at the Closing. There is no pending Proceeding that has been commenced against any Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To each Buyer’s knowledge, no such Proceeding has been threatened against such Buyer.
     Section 4.5 Brokers or Finders. Neither any Buyer nor any of their respective officers, agents or Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.
     Section 4.6 Due Diligence. Each Buyer has performed due diligence with respect to the Contemplated Transactions, the Shares and Endwave and as of the date of this Agreement, no Buyer has knowledge of any fact, condition or event that it would rely on as a basis for not consummating the Contemplated Transactions pursuant to the terms of this Agreement or for asserting any claim against any Person for breach or violation of any representation, warranty, covenant or other provision hereof.

     Section 4.7 Available Funds. Each Buyer has sufficient available funds to perform all of its obligations under this Agreement, including, without limitation, to pay its portion of the Purchase Price hereunder.
     Section 4.8 Investigation. Buyer acknowledges and agrees that none of the Receiver, or the Receiver’s or Seller’s current officers, directors, employees, shareholders, Affiliates or other Representatives (or any agent of or advisor to any thereof) have made, or are making, any representations or warranties in their respective individual capacities with respect to this Agreement, any other agreements or certificates delivered hereunder or any of the Contemplated Transactions.
     Section 4.9 Purchase Decision; Claims. Each Buyer acknowledges and agrees that the Receiver, Seller and/or their respective Affiliates or Representatives may have access to or possess material nonpublic confidential information regarding Endwave that they are unable to disclose or have not disclosed to any Buyer and each Buyer agrees that it shall not request the Receiver, Seller or any of their respective Affiliates or Representatives to disclose the same. Each Buyer expressly acknowledges that there are no implied representations or warranties made by the Receiver or Seller in connection with the Contemplated Transactions and that the only representations made by Seller or the Receiver relating to the Contemplated Transactions are set forth in Article III of this Agreement. Each Buyer is familiar with Endwave and acknowledges that it has had an opportunity (i) to obtain and has received from sources other than the Receiver, Seller or their respective Affiliates or Representatives all information and material which such Buyer regards as necessary or material for its decision to consummate the Contemplated Transactions and (ii) to ask questions of sources other than the Receiver, Seller or their respective Affiliates and has received from such sources satisfactory answers to all of its questions, in each case, sufficient to evaluate and make an informed investment decision with respect to its purchasing of the Shares in connection with the Contemplated Transaction. Each Buyer agrees that none of the Receiver, Seller, or any of their respective Affiliates or Representatives shall have any responsibility to any Buyer for the completeness of the information obtained by any Buyer from any source with respect to the Shares or Endwave. Each Buyer has relied solely on its own knowledge and investigation about the Shares and Endwave in making its investment decision to acquire the Shares pursuant to this Agreement, that each Buyer has independently and without any reliance upon the Receiver or Seller or their Affiliates or Representatives and based on such documents and information as it has deemed appropriate (x) made its own independent appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Endwave and (y) made its own decision to enter into this Agreement and to engage in the Contemplated Transactions. None of the Receiver, Seller or their respective Affiliates shall have any duty or responsibility to provide any Buyer with any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Endwave that is in or may come into the possession of the Receiver, Seller or any of their respective Affiliates or Representatives. Each Buyer expressly agrees that none of the Receiver, Seller, any of their respective Affiliates or Representatives shall have any liability to any Buyer in respect of the Shares or arising in connection with or relating to Endwave, including, without limitation, arising in connection with or relating to any disclosure in, misstatement in or omission from any document filed by Endwave with the Securities and Exchange Commission (including, without limitation, the Registration Statement, any amendment to the Registration Statement or any document incorporated into the Registration Statement) and each Buyer irrevocably agrees not to assert or commence any Proceeding against the Receiver, Seller, any of their respective Affiliates or Representatives with respect to any claim arising under the Securities Act, the Securities Exchange Act of 1934, as amended, or any state securities or “blue sky” laws relating to the sale of the Shares or Endwave. Each Buyer acknowledges that the Receiver and Seller will rely upon the truth and accuracy of the statements contained herein in connection with entering into this Agreement and engaging in the Contemplated Transactions. Each Buyer hereby consents to such reliance and agrees that such reliance and consent shall survive the consummation of the Contemplated Transactions. Each Buyer agrees and understands that on and after the Closing Date, all risks with respect to the Shares are to be borne by Buyers and that each Buyer is acquiring the Shares “AS IS”, “WHERE IS” and “WITH ALL FAULTS” so in no event will the Receiver, Seller or any of their respective Affiliates or Representatives be liable for any damages whatsoever or howsoever arising in respect of Endwave or the Shares.
     Section 4.10 Affiliates. As of the time of the Closing, no Buyer has or intends to obtain “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any shares of Endwave capital stock held of record or beneficially owned by the other Buyers (other than Shares purchased by investment funds that are Affiliated with such Buyer and under common management with such Buyer).
ARTICLE V
COVENANTS OF SELLER PRIOR TO CLOSING DATE
     Section 5.1 Required Approvals. As promptly as practicable after the date of this Agreement, Seller by and through the Receiver will make all filings required by Legal Requirements to be made in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, Seller will (a) cooperate with each Buyer with respect to all filings that any Buyer is required by Legal Requirements to make in connection with the Contemplated Transactions and (b) cooperate with each Buyer in obtaining all Consents and Governmental Authorizations that any Buyer is or becomes required to obtain pursuant to Legal Requirements.
     Section 5.2 Notification. Between the date of this Agreement and the Closing Date, Seller by and through the Receiver will promptly notify the Buyers in writing if it becomes aware of any fact or condition that causes or constitutes a breach of any of their representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.
     Section 5.3 Reasonable Commercial Efforts. Between the date of this Agreement and the Closing Date, Seller by and through the Receiver will use its reasonable commercial efforts to cause the conditions in Article VII to be satisfied.

ARTICLE VI
COVENANTS OF BUYERS
     Section 6.1 Required Approvals. As promptly as reasonably practicable after the date of this Agreement, each Buyer will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, each Buyer will cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions.
     Section 6.2 Reasonable Commercial Efforts. Between the date of this Agreement and the Closing Date, each Buyer will use its reasonable commercial efforts to cause the conditions applicable to such Buyer in Article VIII to be satisfied.
     Section 6.3 Notification. Between the date of this Agreement and the Closing Date, each Buyer will promptly notify Seller in writing if any Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement, or if any Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Buyer will promptly notify Seller of the occurrence of any breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.
     Section 6.4 Endwave Consent, Approval Order and other Matters. Each Buyer shall cooperate with the Receiver to obtain (i) from Endwave a written consent to the Contemplated Transactions and a waiver of the terms of Section 8.1 of the Registration Rights Agreement, dated as of May 17, 2007 (the “Registration Rights Agreement”), by and between the Receiver and Endwave, in a form reasonably acceptable to the Receiver, (ii) amendments executed by the Receiver and Endwave to the Registration Rights Agreement and the Settlement Agreement, dated as of May 17, 2007, by and between the Receiver and Endwave, in a form reasonably acceptable to the Receiver (the matters described in clauses (i) and (ii) of this Section 6.4, collectively, the “Endwave Consent”), and (iii) to obtain an order of the District Court approving the Contemplated Transactions, in a form reasonably acceptable to the Receiver (the “Approval Order”).
     Section 6.5 Buyers’ General Cooperation. Each Buyer shall cooperate with Seller in responding promptly to any requests made by Endwave in connection with the Contemplated Transactions and in obtaining the Endwave Consent and the Approval Order.
ARTICLE VII
CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE
     Buyers’ obligation to purchase the Shares and to take the other actions required to be taken by Buyers at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived by Buyers, in whole or in part):

     Section 7.1 Accuracy of Representations. All representations and warranties in this Agreement given by the Receiver must have been true and correct in all material respects as of the date of this Agreement, and must be true and correct in all material respects as of the Closing Date as if made on the Closing Date (unless such representations and warranties address matters as of a particular date, in which case they shall be true and correct in all material respects as of such date).
     Section 7.2 Seller’s Performance.
     (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.
     (b) Each document and other instrument required to be delivered by the Receiver or Seller pursuant to Section 2.4(a) must have been delivered.
     Section 7.3 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the Contemplated Transactions.
     Section 7.4 Endwave Consent. The Receiver shall have obtained from Endwave the Endwave Consent in a form reasonably satisfactory to the Receiver and the same must be in full force and effect at the time of the Closing.
     Section 7.5 Approval Order. The District Court must have executed the Approval Order in a form reasonably satisfactory to the Receiver and the Approval Order must be in full force and effect at the time of the Closing.
     Section 7.6 Registration Statement. The Registration Statement must be effective under the Securities Act at the time of the Closing, and at the time of the Closing no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been commenced or shall be pending before the Securities and Exchange Commission.
ARTICLE VIII
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
     Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived by the Receiver, in whole or in part):
     Section 8.1 Accuracy of Representations. All of Buyers’ representations and warranties in this Agreement must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date as if made on the Closing Date (unless such representations and warranties address matters as of a particular date, in which case they shall be true and correct in all material respects as of such date).
     Section 8.2 Buyers’ Performance.

     (a) All of the covenants and obligations that Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.
     (b) Each Buyer must have made the delivery required to be made by Buyers pursuant to Section 2.4(b).
     Section 8.3 Endwave Consent. The Receiver shall have obtained from Endwave the Endwave Consent in a form reasonably satisfactory to the Receiver and the same must be in full force and effect at the time of the Closing.
     Section 8.4 Approval Order. The District Court must have executed the Approval Order in a form reasonably satisfactory to the Receiver and the Approval Order must be in full force and effect at the time of the Closing.
     Section 8.5 Registration Statement. The Registration Statement must be effective under the Securities Act at the time of the Closing, and at the time of the Closing no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been commenced or shall be pending before the Securities and Exchange Commission.
     Section 8.6 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the Contemplated Transactions.
     Section 8.7 Endwave Purchase. The closing of the purchase by Endwave of 2,502,247 shares of Endwave common stock held in the aggregate by Seller and an Affiliate thereof shall have occurred substantially simultaneously with the Closing.
ARTICLE IX
TERMINATION
     Section 9.1 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned:
     (a) at any time, by mutual written agreement of Seller and Buyers;
     (b) at any time after February 28, 2008 (the “Outside Date”), by Sellers upon written notice to Buyers, if the Closing shall not have occurred for any reason other than a breach of this Agreement by Seller;
     (c) at any time after the Outside Date, by Buyers upon written notice to Seller, if the Closing shall not have occurred for any reason other than a breach of this Agreement by Buyers;
     (d) by Buyers or Seller, by written notice of any such party to the others, if any condition to such party’s obligations to consummate the Contemplated Transactions is incapable of being satisfied on or prior to the Outside Date other than as a result of such party’s failure to perform any of their obligations under this Agreement; or

     (e) by either Buyers or Seller, by written notice of any such party to the others, if a court of competent jurisdiction shall have issued an Order permanently restraining or prohibiting the Contemplated Transactions, and such Order shall have become final and nonappealable.
     Section 9.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions pursuant to Section 9.1 hereof, this Agreement shall become void and there shall be no liability on the part of any party hereto except that (A) the obligations provided for in Section 10.1 and Section 10.2 hereof shall survive any such termination of this Agreement and (B) nothing herein shall relieve any party from liability for breach of this Agreement.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Survival of Representations. All representations, warranties, covenants and agreements of Buyers and Seller contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall survive the Closing, and the right of Buyers or Seller to make any claims thereunder shall survive the Closing.
     Section 10.2 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.
     Section 10.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is also mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):
     If to Seller or the Receiver:
c/o Arthur J. Steinberg, Esq.
Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Tel: (212) 836-8564
Fax: (212) 836-8689
with a copy to:
Steven G. Canner, Esq.
Kaye Scholer LLP
425 Park Avenue

New York, NY 10022
Tel: (212) 836-8136
Fax: (212) 836-7419
     If to Buyers:
Potomac Capital Management
825 Third Avenue, 33rd Floor
New York, NY 10022
Tel.: (212) 521-5115
Fax: (212) 521-5107
Attn.: P.J. Solit
with a copy to:
Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, NY 10022
Tel: (212) 752-9700
Fax: (212) 980-5192
Attn.: Peter J. Gennusso, Esq.
     Section 10.4 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be exclusively brought against any of the parties in the District Court, or the courts of the State of New York in the event that the District Court does not have or cannot acquire jurisdiction in such action or proceeding, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
     Section 10.5 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     Section 10.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties hereto; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     Section 10.7 Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, whether oral or written, and constitutes (along with the documents referred to in or contemplated by this Agreement, including, without limitation, the exhibits hereto) a complete and exclusive statement of the terms of the agreement between the parties with respect to its and their subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto.
     Section 10.8 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
     Section 10.9 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior written consent of the other parties, except Seller may assign its rights and obligations under this Agreement to its Affiliates. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and their permitted successors and assignees) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except that the Receiver is an intended third-party beneficiary of this Agreement and is entitled to enforce the same as if a party hereto with respect to the provisions hereof. Except as otherwise set forth in this Section 10.9, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns. Any attempted assignment in violation of this Agreement shall be null and void ab initio.
     Section 10.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     Section 10.11 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

     Section 10.12 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of law principles.
     Section 10.13 Counterparts. This Agreement may be executed in counterparts and by facsimile signature, all of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     Section 10.14 Receiver. Buyers expressly, jointly and severally, acknowledge and agree, that (i) this Agreement is executed by the Receiver, not individually or personally, but solely in his capacity as the Receiver for Seller, among others, in the exercise of the powers and authority conferred and vested in him by the District Court Orders, (ii) any obligation, representation, warranty, undertaking, agreement or covenant by Seller or the Receiver is made and intended not as personal obligation, representations, warranties, undertakings, agreements and covenants by the Receiver but is made and intended solely for the purpose of binding only Seller and (iii) under no circumstances shall the Receiver be personally liable for the payment of any liability, expense, claim or other matter arising under this Agreement, the Seller Closing Documents or in connection with the Contemplated Transactions, or be liable for the breach or failure of any obligation, representation, warranty, undertaking, agreement or covenant made or undertaken by Seller under this Agreement.
[INTENTIONALLY BLANK; SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first written above.
Seller:

WOOD RIVER PARTNERS OFFSHORE, LTD.
By:
Arthur J. Steinberg, not individually but
solely in his capacity as Receiver of Wood River Partners Offshore, Ltd.

Buyer:

POTOMAC CAPITAL PARTNERS LP
By:
Name:
Title:

Buyer:

POTOMAC CAPITAL INTERNATIONAL LTD
By:
Name:
Title:

Buyer:

PLEIADES INVESTMENT PARTNERS- R LP
By:
Name:
Title:

Buyer:

EAGLEROCK INSTITUTIONAL PARTNERS, L.P.
By:
Name:
Title:

Buyer:

EAGLEROCK MASTER FUND, LP
By:
Name:
Title:

Buyer:

CAIMAN PARTNERS LP
By:
Name:
Title:

Buyer:

SLATER EQUITY PARTNERS LP
By:
Name:
Title:

Schedule A
Buyers

Buyer	Number of Shares
Potomac Capital Partners LP	260,412
Potomac Capital International Ltd	152,500
Pleiades Investment Partners-R LP	187,088
EagleRock Institutional Partners, LP	300,000
EagleRock Master Fund, LP	200,000
Caiman Partners LP	300,000
Slater Equity Partners LP	200,000